Exhibit 10.1

MONOTYPE IMAGING HOLDINGS INC.

2013 Executive Officer Incentive Compensation Plan

Overview

The compensation philosophy of Monotype is to pay competitive base salaries and to provide the potential to significantly overachieve market average compensation through incentive compensation if performance of both the Company and the individual exceed expectations. Base compensation and total compensation targets are set based on peer group data and area market survey data.

Incentive Compensation Goals

•	Provide incentive to Executive Officers to exceed annual net adjusted EBITDA and revenue targets established by the Board of Directors.

•	Provide incentive to Executive Officers to achieve individual goals that have a direct relationship to Monotype’s organizational success.

•	Motivate exceptional performance at all organizational levels.

•	Pay for performance. No guarantees of bonus if performance does not warrant.

•	Significant differentiation in bonus payments between less than expected performance and exceptional performance.

Eligibility

•	Officers of Monotype who are classified by the Management Development and Compensation Committee as Executive Officers.

•	Executive Officers hired after January 1, 2013 will be prorated based on date of hire.

•	An Executive Officer must be employed by the Company on December 31, 2013 to be eligible to receive any incentive compensation payment under this plan.

Total Incentive Compensation Pool

The total incentive compensation pool available to Executive Officers under this plan is based on the Company’s achievement of specific net adjusted EBITDA and revenue targets established by the Board of Directors for 2013. At each pre-determined net adjusted EBITDA and revenue percentage achievement, beginning at 90% of the applicable target, an incentive compensation pool is established and will be paid on a sliding scale, subject to the terms of this plan and as follows:

	Pool Based on Revenue	Pool Based on naEBITDA	Total Potential Payout
At 90% Achievement of Target	$310,000	$310,000	$620,000
At 100% Achievement of Target	$815,000	$815,000	$1,630,000
At Achievement of 105% of Target	$1,222,500	$1,222,500	$2,445,000

Monotype Imaging Holdings Inc. Confidential	Page 1

The Total Potential Payment amount may be allocated if either (i) the Company achieves at least 105% of the revenue target and 105% of the naEBITDA target or (ii) the Company achieves at least 100% of the revenue target and achieves 110% of the naEBITDA target with payment scaling beginning in excess of 105% up to 110% of such target.

Calculation of the incentive compensation pool at each level is based upon the number of Executive Officers on the date this plan is approved by the Management Development and Compensation Committee. If the Management Development and Compensation Committee determines that the total number of Executive Officers participating in this plan increased or decreased during 2013, the Management Development and Compensation Committee may, but is not required to, adjust the incentive compensation pool at any or all levels.

Individual Incentive Compensation for Executive Officers - Target Incentive Compensation:

•	President/CEO = 100% of his or her base salary

•	Executive Vice President = 55% of his or her base salary

•	Sr. Vice Presidents = 50% of his or her base salary

•	Other Executive Officers = 40% of his or her base salary.

•

Actual incentive compensation payments to an Executive Officer will depend on (i) the satisfaction of the Company’s net adjusted EBITDA and revenue targets, (ii) the satisfaction of the Executive Officer’s individual pre-determined performance objectives, and (iii) the Executive Officer’s overall performance during 2013.

•

The satisfaction of the individual performance objectives of the President and Chief Executive Officer, and his overall performance in 2013, will be reviewed by the Management Development and Compensation Committee.

•

The satisfaction of the individual performance objectives, and overall performance in 2013, of all other Executive Officers will be reviewed by the President and Chief Executive Officer, together with the Executive Officer’s supervisor.

•	All bonus recommendations will be made by the President and Chief Executive Officer to the Management Development and Compensation Committee for approval.

Monotype Imaging Holdings Inc. Confidential	Page 2

Payments

•

Payments will be made to Executive Officers following approval of such payments by the Management Development and Compensation Committee and receipt by the Company of audited financial statements for the year ended December 31, 2013; provided, however, that such payments, if any, shall be made to Executive Officers between January 1st and March 15th of 2014. In the event that there is a subsequent change in the Company’s audited financial statements that impacts whether the bonus targets were satisfied, Executive Officers will be required to repay to the Company any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied. While the Management Development and Compensation Committee shall have no discretion to determine whether or not the repayment obligations shall be enforced, the final amounts to be repaid by each Executive Officer shall be determined by the Management Development and Compensation Committee.

Plan Guidelines

•	The total Executive Officer incentive compensation pool is budgeted and accrued for plan year 2013.

•	The Company must achieve 90% of the net adjusted EBITDA or revenue target in order for any incentive compensation to be paid under this plan.

•	The Management Development and Compensation Committee will make the final determination on all Executive Officer bonus payments.

•

The Executive Officer compensation pool set forth in the section entitled “Total Incentive Compensation Pool” may be increased by the Management Development and Compensation Committee without amendment of this plan, but solely from amounts allocated by the Company to other Company incentive compensation plans in the event any such amounts are not paid or distributed under such other plans. In addition, in the event the Executive Officer incentive compensation pool is decreased or not fully allocated or paid to the Executive Officers, such amounts may be added by the Company to other non-executive officer Company incentive compensation plans.

•	The payments to any Individual Executive Officer cannot exceed two times the annual base salary of such Executive Officer.

•

Although it is the intent of the Company to continue this plan through 2013, any Monotype compensation plan may be changed, amended, modified or terminated at the sole discretion of the Management Development and Compensation Committee.

•	No Monotype compensation plan represents a contract of employment, implied or otherwise.

Monotype Imaging Holdings Inc. Confidential	Page 3